Exhibit 5.1

[Letterhead of Debevoise & Plimpton LLP]

May 7, 2015

Principal Financial Group, Inc.
711 High Street
Des Moines, Iowa  50392

Principal Financial Services, Inc.
711 High Street
Des Moines, Iowa  50392

Principal Financial Group, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (File Nos. 333-195749 and 333-195749-04) (the “Registration Statement”) and the Prospectus Supplement, dated May 4, 2015 (the “Prospectus Supplement”), to the Prospectus, dated May 7, 2014, of Principal Financial Group, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”), relating to the issuance and sale by the Company of $400,000,000 aggregate principal amount of its 3.400% Senior Notes due 2025 (the “Notes”) issued pursuant to the Indenture, dated as of May 21, 2009 (the “Base Indenture”), among the Company, Principal Financial Services, Inc., as guarantor (“PFSI”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented and amended by the Eighth Supplemental Indenture, dated as of May 7, 2015, among the Company, PFSI and the Trustee relating to the Notes (the “Supplemental Indenture”; the Base Indenture, as supplemented and amended by the Supplemental Indenture, the “Indenture”). The Notes are fully and unconditionally guaranteed by PFSI pursuant to a separate Guarantee, dated as of May 7, 2015 (the “Guarantee”).

In rendering the opinions expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and PFSI and such other instruments and certificates of public officials, officers and representatives of the Company and PFSI and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and PFSI and others delivered to us and (c) made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions.  In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the power and authority of the Trustee to enter into and perform its obligations under the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee, (vii) the enforceability of the Indenture against the Trustee and (viii) the due authentication of the Notes on behalf of the Trustee in the manner provided in the Indenture.

Based upon and subject to the foregoing and the qualifications and limitations hereinafter set forth, we are of the opinion that:

1.                          The Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.                          The Guarantee constitutes a valid and binding obligation of PFSI, enforceable against PFSI in accordance with its terms.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.

The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, each as currently in effect, and we do not express any opinion herein concerning any other laws.  In rendering the opinion expressed in paragraph 2 above with respect to the Guarantee, we have relied on all matters relating to the laws of the State of Iowa on the opinion of Karen E. Shaff, the Executive Vice President, General Counsel and Secretary of the Company and PFSI, delivered to you today.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on May 7, 2015, incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Validity of the Notes” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP